Exhibit 5.1

Becker & Poliakoff, LLP 45 Broadway, 17th Floor New York, New York 10006 Phone: (212) 599-3322 Fax: (212) 557-0295

April 21, 2022

Zi Toprun Acquisition Corp.

16800 Aston Street, Suite 275

Irvine, CA 92606

Re:	Form S-1 Registration Statement

     Public Offering of Units

Ladies and Gentlemen:

We have acted as counsel to Zi Toprun Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on or about the date hereof, covering (i) an underwritten public offering of 12,650,000 units, including up to 1,650,000 units which may be purchased from the Company upon the exercise of the over-allotment option to purchase additional units set forth in the Underwriting Agreement, as defined below (the “Units”), with each Unit consisting of: (a) one share of the Company’s Common Stock, par value $0.00001 (the “Common Stock”); (b) one redeemable warrant (collectively the “Warrants”), each Warrant entitling its holder to purchase one share of Common Stock; (c) all shares of Common Stock and Warrants issued as part of the Units; and (d) all shares of Common Stock issuable upon exercise of the Warrants included in the Units; and (ii) 126,500 shares of Common Stock (of which 16,500 shares are subject to forfeiture) issuable to EF Hutton, division of Benchmark Investments, LLC (“EFH”) pursuant to the underwriting agreement to be entered into between EFH and the Company (the “Representative Shares”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. This opinion is being given in accordance with the Legal Matters section of the Registration Statement, as it pertains to the portions of laws of the State of Delaware and the State of New York law set forth below.

Based on the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1. When the Registration Statement becomes effective under the Act and when the Units are issued, delivered and paid for as contemplated by the Underwriting Agreement between the Company and the Representative (the “Underwriting Agreement”) and the Registration Statement, assuming the due authorization, execution and delivery of the Units by Continental Stock Transfer & Trust Company, as transfer agent, the Units will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with its respective terms.

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April 21, 2022

Zi Toprun Acquisition Corp.

2. When the Registration Statement becomes effective under the Act, the Amended and Restated Certificate of Incorporation of the Company has been filed with the Secretary of State of the State of Delaware, and when the shares of Common Stock underlying the Units and the Representative Shares are issued, delivered and paid for as contemplated by the Underwriting Agreement and the Registration Statement, (i) the shares of Common Stock underlying the Units and (ii) the Representative Shares will be duly and validly issued, fully paid and non-assessable.

3. When the Registration Statement becomes effective under the Act and when the Warrants included in the Units are issued, delivered and paid for as contemplated by the Underwriting Agreement and the Registration Statement, assuming the due authorization, execution and delivery of the Warrants by Continental Stock Transfer & Trust Company as the Warrant Agent, the Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. When the Registration Statement becomes effective under the Act and when the Underwriting Agreement and the warrant agreement between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) have been duly executed and delivered by the respective parties thereto, and the Warrants have been duly executed by the Company and duly countersigned by the Warrant Agent in accordance with the terms of the Warrant Agreement and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Common Stock issuable upon exercise of such Warrants, when sold, paid for and issued upon exercise of the Warrants and upon receipt of payment of the exercise price thereof in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and non-assessable.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to (i) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and (ii) by applicable bankruptcy, insolvency, receivership, liquidation, reorganization, moratorium, and other similar laws affecting creditors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) all applicable the laws of the State of New York, in each case, as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as the Company’s securities and corporate legal counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Becker & Poliakoff LLP
Becker & Poliakoff LLP

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